EXHIBIT 11
            FEDERATED FUND FOR U.S. GOVERNMENT SECURITIES, INC.
                         Federated Investors Tower
                    Pittsburgh, Pennsylvania 15222-3779


                            September 30, 1996


The Directors of Federated Fund
 for U.S. Government Securities , Inc.
Federated Investors Tower
Pittsburgh, PA  15222-3779

Gentlemen:

Federated Fund for U.S. Government Securities, Inc. (the `Fund''), a Maryland Corporation, proposes to issue shares of capital stock (such shares of capital stock being herein referred to as `Shares'') in connection with the acquisition of the assets of State Bond U.S. Government and Agency Securities Fund, a portfolio of State Bond Income Funds, Inc., a Maryland corporation, pursuant to the Agreement and Plan of Reorganization dated as of September 23, 1996 (`Agreement''), filed as an exhibit to the registration statement of the Fund filed on Form N-14 (Securities Act of 1933 No. to be assigned) under the Securities Act of 1933 as amended (`N-14 Registration').

As counsel I have participated in the organization of the Fund, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and its N-14 Registration. I have examined and am familiar with the written Articles of Incorporation dated June 9, 1969 (`Articles of Incorporation''), the
Bylaws of the Fund, the Agreement and such other documents and records


The Directors of Federated Fund for
 U.S. Government Securities , Inc.
September 30, 1996
Page 2
deemed relevant. I have also reviewed questions of law and consulted with counsel thereon as deemed necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, it is my opinion that:

1. The Fund is duly organized and validly existing pursuant to the Articles of Incorporation.

2. The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the provisions of the Agreement and the Articles of Incorporation upon receipt of consideration sufficient to comply with the provisions of Article Fifth, Section (a), of the Articles of Incorporation and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.






I consent to your filing this opinion as an exhibit to the N-14
Registration referred to above and to any application or registration statement filed under the securities laws of any of the states of the United States.

                              Very truly yours,


The Directors of Federated Fund for
 U.S. Government Securities , Inc.
September 30, 1996
Page 2

                              FEDERATED FUND FOR U.S. GOVERNMENT
                                SECURITIES, INC.

                              By:/s/  S. Elliott Cohan
                                      S. Elliott Cohan
                              Title:  Assistant Secretary